Exhibit 99.1 NEWS RELEASE Contact: Lauren Dresnick, New Venture Communications Phone Number: 650-343-2735 Email: ldresnick@newventurecom.com

GLOBALSCAPE INCREASES ENGINEERING EFFORT ON MCLANE ADVANCED TECHNOLOGIES (MAT) US ARMY CONTRACT

Grows Contracted Services to more than $1 million for US Government FY2011

SAN ANTONIO, Texas-March 28, 2011-GlobalSCAPE, Inc. (NYSE Amex: GSB), a leading developer of secure information exchange solutions, announced today that the company has increased its engineering support as a subcontractor on the McLane Advanced Technologies (MAT) industry team that won the $52.3 million re-compete contract for the US Army Standard Army Maintenance System (SAMS-E) in September 2010. GlobalSCAPE has provided more than a dozen engineers to work onsite at MAT facilities in Temple, Texas, and is now under contract to deliver more than $1 million of professional services support to the SAMS-E program during the government fiscal year 2011.

Under the contract terms, GlobalSCAPE is providing professional services to support the SAMS-E program, including the Secure FTP Server™ and CuteFTP® solutions integrated into the SAMS-E environment. In addition to the contracted services, the company may deliver enhanced software solutions for SAMS-E under the subcontractor agreement.

"Our engineering support as part of the MAT team is the largest professional services effort in GlobalSCAPE's 15-year history," stated GlobalSCAPE Chief Operating Officer Craig Robinson. "We clearly have completed our transition from a product vendor several years ago to an enterprise solution provider with a strong professional services delivery capability. We intend to pursue additional long-term engineering services opportunities directly and with MAT."

MAT executive vice president Bob Reeves commented, "GlobalSCAPE is a key member of our industry team, and we have been pleased with their ability to quickly scale up their professional services support to the SAMS-E program. We look forward to working together on this and other opportunities in the government and commercial sectors."

As a maintenance systems modernization initiative, SAMS-E is a bridge between current system functionality and the US Army's future Global Combat Support System (GCSS-Army). GlobalSCAPE has been helping the US Army ensure secure delivery of mission-critical data around the world since 2005. GlobalSCAPE has received several substantial product license and maintenance and support orders from the US Army, including a $2.7 million order in April 2009 and other orders in May 2007 and September 2005. GlobalSCAPE's solutions were also featured in the July - August 2010 issue of Defense AT&L, a defense acquisition and logistics publication read by many Department of Defense decision makers.

The three-year contract awarded last September includes the first long-term professional services engagement in GlobalSCAPE's history. Potential additional product sales in support of the SAMS-E program also are within the contract scope. "Our increased activity on the MAT team provides additional opportunities for us to demonstrate our enhanced solution capabilities, including technology we have developed since the last major award from the Army in 2009," continued Robinson. "We believe the Army and other organizations dependent on secure information exchange should have the best possible equipment to support their mission needs."

GlobalSCAPE products allow the US Army and other defense departments to comply with data security requirements, while minimizing the cost and timelines for both software development and sustainment. The company's products use industry-standard secure protocols and have earned both the Federal Information Processing Standards (FIPS 140-2) certification and the Certificate of Networthiness (CoN) from the US Army's Network Enterprise Technology Command. These certifications ensure the systems are in full compliance with federal and US Army technical and information security regulations and standards.

About McLane Advanced Technologies

McLane Advanced Technologies is a global logistics and technology solutions company built upon a bedrock of over 100 years of global supply chain, warehouse, distribution, and technology experience. Utilizing our rich history, we have grown into a recognized technology leader in the Distribution and Defense industries. For more information, please visit our website at www.mclaneat.com or call (254) 771-6414.

About GlobalSCAPE

GlobalSCAPE, Inc. (NYSE Amex: GSB), headquartered in San Antonio, TX, is a leading provider of secure information exchange solutions. Since the release of CuteFTP in 1996, GlobalSCAPE's solutions have continued to evolve to meet the business and technology needs of an increasingly interconnected global marketplace. Serving a customer base that spans more than 150 countries and includes the majority of Fortune 100 companies, GlobalSCAPE's primary focus is providing customers with intuitive and efficient managed file transfer (MFT) solutions while also ensuring end-to-end security. For more information, visit www.globalscape.com, Blog, or Twitter.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2009 calendar year, filed with the Securities and Exchange Commission on March 30, 2010.